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                                  EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of the 1st day of January, 2003, between GENELINK, INC., a Pennsylvania corporation (hereinafter referred to as the "Company"), and John R. DePhillipo (hereinafter referred to as "Executive").

                                    RECITALS

         WHEREAS, Executive currently serves as Chief Executive Officer and President of the Company;

         WHEREAS, the Company desires to continue to employ Executive to serve as Chief Executive Officer and President of the Company pursuant to the terms set forth below; and

         WHEREAS, Executive desires to continue to serve as Chief Executive Officer and President of the Company pursuant to the terms set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

                                   PROVISIONS

         1. Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

         2. Term. Subject to the provisions for early termination as provided in
Section 12 hereof, the term of this Agreement shall be the period beginning on the date hereof, and ending December 31, 2007 (hereinafter referred to as the "Employment Period"). Following the termination of the Employment Period, Executive's employment with the Company shall continue "at will" under this Agreement until terminated by either party upon thirty (30) days' prior written notice.

         3. Duties. Executive is engaged by the Company as Chief Executive Officer and President. Executive shall be subject to the direction and control of the Board of Directors of the Company (hereinafter referred to as the "Board").

         4. Extent of Services. Executive, subject to the direction and control of the Board, shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. Executive shall devote his full time and efforts to the business of the Company. Notwithstanding anything in this Section 4 to the contrary, Executive may (i) pursue his personal


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financial and legal affairs, (ii) make investments in publicly traded debt or equity securities of, and similar investments in any company including those that may be competitive with the Company; and (iii) serve on the board of or work for any charitable or community organization, as long as such activities do not materially interfere with the performance of Executive's duties hereunder.

         5. Compensation. As compensation for services hereunder rendered during the term hereof, Executive shall receive the following payments, all of which shall be subject to withholding of taxes and other appropriate and customary amounts:

                  (a) a base salary ("Base Salary") for calendar year 2003 at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year, subject to applicable withholding and payable in equal installments in accordance with the Company's payroll procedure for its salaried employees. Each calendar year thereafter, Executive's base salary shall increase by the greater of (i) Twenty Five Thousand Dollars ($25,000) or (ii) an amount determined by the Board.

                  (b) an annual bonus ("Incentive Bonus") equal to ten percent (10%) of earnings of the Company in each calendar year in excess of One Million Five Hundred Thousand Dollars ($1,500,000), payable within ninety (90) days after the end of each fiscal year. Notwithstanding anything in this Section 5(b) to the contrary, in no event shall aggregate Incentive Bonuses paid during the Employment Period exceed One Million Dollars ($1,000,000) (the "Maximum Incentive Bonus").

                  (c) options ("Options") to acquire 1,500,000 shares of the Company's Common Stock (the "Stock") at an exercise price of $1.00 per share, vesting in five (5) equal annual installments commencing December 1, 2003. The Company at its expenses shall prepare and file a registration statement on Form S-8 registering the Stock to be acquired by Executive upon exercise of the Options.

                  (d) such other bonuses or incentive compensation as the Board may approve from time to time, based on annual revenues and earnings of the Company and such other factors as the Board may deem to be relevant.

         6. Benefits.

                  (a) During the Term, the Executive will be entitled to all employee benefits offered by the Company to its senior executives and key management employees, including, without limitation, all pension, profit sharing, retirement, stock option, salary continuation, deferred compensation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement, survivor income, life insurance or any other benefit plan or arrangement established and maintained by the Company, subject to the rules and regulations then in effect regarding participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs, or employee fringe benefits, it


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may adopt from time to time. In addition, the Company will obtain and fund for
Executive a life insurance policy for $1,000,000.

                  (b) Executive may incur reasonable expenses for promoting the business of the Company, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures in accordance with the Company's accounting procedures.

                  (c) The Company will pay Executive a monthly automobile allowance of $1,000 per month, subject to increase by the Board. In the alternative, the Company may obtain an automobile for the Executive's sole use, to be approved by the Executive. The Company will pay directly or reimburse Executive for all expenses of the automobile, including, but not limited to, taxes, insurance, maintenance, fuel, parking, and the like.

                  (d) Executive shall be titled to four weeks paid vacation in each calendar year (prorated in any calendar year during which the Company employs the Executive under this Agreement for less than the entire year according to the number of days in such calendar year during which he is employed). The Executive will also be entitled to all paid holidays given by the Company to its senior executive officer.

         7. Disclosure of Information. Executive acknowledges that in and as a result of his employment under this Agreement, he will be making use of, acquiring and/or adding to confidential proprietary information and trade secrets, which includes, but is not limited to inventions, ideas, processes and procedures, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, customer sales analyses, invoices, business methods, business policies, other knowledge or processes of or developed by the Company, any data on or relating to past, present or prospective customers or suppliers or any other confidential information relating to or dealing with the business operations or activities of Company (hereinafter referred to as "Confidential Information"). Executive covenants and agrees that he shall not, at any time during his employment or during the two (2) year period following the termination of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever, any Confidential Information that has been obtained by or disclosed to him as a result of his employment with the Company. However, Confidential Information shall not include any information with respect to the foregoing matters that becomes publicly available through no fault of Executive. Upon the termination of this Agreement, Executive shall return all materials obtained from or belonging to the Company which he may have in his possession or control. In the event of a breach or threatened breach by Executive of the provisions of this
Section 7, the Company shall be entitled to injunctive relief, without the necessity of posting any bond, restraining and prohibiting Executive from utilizing or disclosing, in whole or in part, such material, or from rendering any service to any person, firm, corporation, association, or other entity to which such material might be divulged. Nothing herein


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shall be construed as prohibiting the Company from pursuing any other remedies available to any of them for such breach or threatened breach, including the recovery of damages from Executive, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

         8. Third Party Information. The Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executives employment and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Executive's work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing. During Executive's employment by the Company, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.

         9. Patents, Trademarks and Inventions. Any interest in patents, patent applications, technological innovations, inventions, trademarks, copyrights, developments, designs, discoveries and processes which Executive, either alone or jointly with others, may now or hereafter, during the term of his employment, own, conceive of or develop which relates to any product, activity, field or business in which the Company may now or then be engaged in, or may now or then, to Executive's knowledge, contemplate becoming engaged in, or which was developed or conceived by Executive or with Executive's assistance using the time, materials, facilities, personnel, equipment or information of the Company (hereinafter "Product Developments") shall be the exclusive property of the Company. Executive will immediately disclose, upon creation, and assign, and does hereby assign, to the Company without further compensation, all of Executive's right, title and interest in all such Product Developments. Executive will cooperate fully and sign any instruments or documents requested by the Company to obtain, maintain in force and vest in the Company clear of all liens, charges and encumbrances, any Letters Patent or other interest in such Product Developments in the United States and elsewhere. In the event of a breach or threatened breach by Executive of the provisions of this Section 9, the Company shall be entitled to injunctive relief, without the necessity of posting any bond, restraining and prohibiting Executive from claiming any, right, title or interest in or to the Product Developments. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to any of them for such breach or threatened breach, including the recovery of damages from Executive, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.


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         10. Covenants Against Competition and Solicitation. Executive
acknowledges that the services he is to render under this Agreement are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, because of the Confidential Information obtained by, or disclosed to, Executive as hereinabove set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that he will not, directly or indirectly (a) during Executive's employment hereunder and for a period of two (2) years thereafter, render any services, as an officer, agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity engaged in any activity directly competitive with the Company; or (b) during Executive's employment hereunder and for a period of two (2) years thereafter, solicit for employment or representation, any employee, agent or representative employed or engaged by the Company (other than any relative of the Executive). Executive acknowledges that the restrictions contained in this
Section 10, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to Company and Executive therefore acknowledges that, in the event of Executive's violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, without the necessity of posting any bond, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. If the period of time or the area specified in this Section 10 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such geographical portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in this Section 10, the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Company.

         11. Termination Upon a Change in Control

                  (a) Notwithstanding anything in this Agreement to the contrary, in the event that Executive's employment with the Company (or its successor) is terminated by the Company without "cause" (hereinafter defined), including upon the expiration of the term of this Agreement, or by Executive for "good reason" (hereinafter defined) within two (2) years of a Change in Control (hereinafter defined), the Company shall pay or cause to be paid to Executive in cash a severance payment equal to two (2) times the sum of (i) the highest annual Base Salary to which Executive was entitled to receive at any time during his employment, plus (ii) the average bonus, if any, paid to Executive during the three (3) calendar years prior to the termination event entitling Executive to receive severance payment. Any severance payment shall be paid to Executive within thirty (30) days after the date of termination.


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                  (b) At Executive's sole discretion, (i) any unvested options shall vest immediately prior to such Change in Control and (ii) to the extent that Executive has not earned the entire Incentive Bonus, any unearned portion of the Incentive Bonus shall be paid to Executive upon such Change in Control.

                  (c) As used in this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if:

                           (1) any person (a "Person"), as such term is used in
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") (other than (a) the Company and/or or its wholly owned subsidiaries; (b) any ESOP or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan;
(c) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock the Company; or (d) any other Person who is as of the date of this Agreement an executive officer of the Company or any group of Persons of which he/she voluntarily is a part) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

                           (2) during any two-year period beginning on the date
of this Agreement, Directors of the Company in office at the beginning of such period plus any new Director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved shall cease for any reason to constitute at least a majority of the Board; or

                           (3) the Company's shareholders or the Board shall
approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's voting common shares (the "Common Shares") would be converted into cash, securities, and/or other property other than a merger of the Company in which holders of Common Shares immediately prior to the merger have the same proportionate ownership of Common Shares of the surviving corporation immediately after the merger as they had in the Common Shares immediately before; (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or (c) the liquidation or dissolution of the Company.

         12. Termination.

                  (a) Either the Company or Executive may terminate this Agreement at any time after the end of the Employment Period for any reason upon written notice to the other. This Agreement shall also terminate upon the death or Disability (hereinafter defined) of Executive.


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                  (b) For the purpose of this Section 12, Executive shall be considered to have a "Disability" if, in the opinion of a medical doctor selected by Company he has been unable to perform, due to physical or mental disability, substantially all of his duties of employment for a period of ninety
(90) days within any twelve (12) consecutive calendar months. In the event of a dispute as to whether or not Executive shall be considered to have a Disability, such facts shall be determined by a medical doctor selected jointly by each of the medical doctors engaged by Executive and the Company.

                  (c) In the event that this Agreement is terminated by the death of Executive, Executive's beneficiaries shall be entitled to receive (i) Executive's base salary for the remainder of the Term, (ii) all health benefits for a period equal to two (2) years after the Executive's death and (iii) all other unpaid amounts accrued of the time as of the time of the Executive's death. In the event this Agreement is terminated by the disability of Executive, Executive shall be entitled to receive: (i) Executive's Base Salary for a period ending twelve (12) months after the date of termination of Executive's employment, (ii) fifty percent (50%) of the Executive's Base Salary, commencing twelve (12) months after the termination of Executive's employment and continuing for the greater of (a) the remainder of the Term of (b) twenty-four
(24) months, and (iii) all other unpaid amounts accrued as of the date of termination pursuant to any other provision of this Agreement.

                  (d) In the event this Agreement is terminated (i) by the Company and such termination is not for "cause" as defined in (f) below, or (ii) by the Executive for "good reason" as defined in (g) below, Executive shall be entitled to receive (A) an amount equal to his Base Salary, as determined pursuant to Section 5 (a) hereof, for the greater of (1) the remainder, if any, of the Term or (2) one (1) year, and (B) all other unpaid amounts accrued as of the date of termination pursuant to any other provision of this Agreement. In addition, any options held by Executive that have not vested shall vest upon such termination, and for the balance of the Term, Executive shall be entitled to receive the Incentive Bonus that he would have received had he remained employed by the Company throughout the entire Term.

                  (e) In the event this Agreement is terminated (i) by the Company for "cause", as defined in (f) below, or (ii) is terminated by Executive other than for "good reason" as defined in (g) below, Executive shall be entitled to receive (A) his Base Salary as provided in Section 5 (a) accrued but unpaid as of the date of termination, and (B) all other unpaid amounts accrued but unpaid as of the date of termination pursuant to any other provision of this Agreement.

                  (f) For purposes of this Agreement, "cause" shall mean and include: (i) the material breach of any proprietary information or confidentiality agreement entered into with the Company, including without limitation, the theft or other misappropriation of the Company's Confidential Information; (ii) indictment or conviction (including any plea of nolo contendre) of any felony involving securities fraud; (iii) participation in any fraud against the Company; or (iv) material breach of Executive's duties to the Company, including without limitation, the material


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breach of this Agreement, which breach Executive shall have failed to correct within thirty (30) days of receipt of written notification of the same by the Company.

                  (g) For purposes of this Agreement, "good reason" shall mean and include: (i) a significant negative change in the nature or scope of Executive's position, authorities, duties or status from those described in
Section 3; (ii) a reduction in total compensation from that provided in Section 5; (iii) a material breach of this Agreement by the Company, which breach the Company shall have failed to correct within thirty (30) days of receipt of written notification of the same by Executive, or (iv) a relocation of Executive's primary place of employment more than ten (10) miles from his current location.

         13. No Mitigation. This agreement does not require Executive to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of his employment by another employer.

         14. Indemnity. The Company will indemnify and hold Executive harmless to the maximum extent permitted by law against any claim, action, demand, loss, damage, cost, expense, liability or penalty arising out of any act, failure to act, omission or decision by him while performing services as an officer, director or employee of the Company, other than an act, omission or decision by Executive that is not in good faith and is without his reasonable belief that the same is, or was, in the best interests of the Company. To the extent permitted by law, the Company will pay all attorneys' fees, expenses and costs actually incurred by Executive in the defense of any of the claims referenced herein.

         15. Notices. Any notice to be delivered under this Agreement shall be given in writing and shall be delivered personally or by courier service or sent by certified mail, postage prepaid and return receipt requested, addressed, in the case of the Company, to 100 S. Thurlow Avenue, Margate, NJ 08402, Attention:
President, and in the case of Executive, to the address listed in the Company's records, or to such other address as either party shall have given notice of pursuant hereto.

         16. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

         17. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements between them and between Executive and the Company. This agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


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         18. Binding Agreement; Governing Law; Assignment Limited; Survival of
Certain Covenants. This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest, heirs and permitted assigns, shall be effective upon its execution by the parties hereto, and shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without the prior written consent of the other; provided, however, that nothing herein shall prevent the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer or assets and assumption, the term "Company," as used herein, shall mean such other entity and this Agreement shall continue in full force and effect. The covenants of Executive set forth in Sections 7 through 10 hereof shall survive the termination of this Agreement. The rights and obligations of Executive and the Company under Sections 12 and 13 shall survive the termination of this Agreement.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         20. Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          GENELINK, INC.


                                          BY: /s/ Robert P. Ricciardi
                                              -------------------------------
                                                 Robert P. Ricciardi
                                                 Secretary and Treasurer


                                          /s/ John R. DePhillipo
                                          -----------------------------------
                                                 John R. DePhillipo


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